Exhibit 10.2

LICENSE AGREEMENT

            This License Agreement (“License Agreement”) is entered into by and between POWDERMET INC., a Delaware corporation having its principal place of business at Building 38, 24112 Rockwell Drive, Euclid, Ohio, 44117, hereinafter referred to as the “Licensor,” and MESOCOAT INC., a Nevada corporation having its principal place of business at Building 40, 24112 Rockwell Drive, Euclid, Ohio 44117, hereinafter referred to as the “Licensee,” the parties to this License Agreement being referred to individually as a “Party,” and collectively as “Parties.”

            The Licensor is the assignee of US Patents 6,540,800, 6,641,918 and 7,041,250, and patent application numbers 11/099,857, 11/473,962 and 60/305,940 together with all foreign and domestic patent applications including, but not limited to, divisions, substitutions, continuations, and continuation-in-part applications, and further including any and all US patents, reissues, re-examinations and extensions issuing on any of the preceding and any and all corresponding foreign patent applications and patents of any of the preceding (collectively known as the “Patent Rights”).  Furthermore, the Licensor is the owner of certain proprietary information and know-how that relates to the subject matter claimed in the foregoing patents and patent applications, and to nanocomposite and cermet coatings in general (the “Proprietary Know-How”).

            The Licensor desires that such Patent Rights and Proprietary Know-How be disclosed to and licensed by Licensee for the purposes of permitting Licensee to practice the technology contained in and/or covered by the aforementioned Patent Rights and Proprietary Know-How.  To that end, Licensor is willing to grant an irrevocable, perpetual (solely as it pertains to Proprietary Know-How), world-wide, fully paid, transferable, exclusive license to use, sublicense, disclose, and otherwise exploit the Patent Rights and Proprietary Know-How in any manner, and to make, have made, and sell any products based upon or incorporating Patent Rights and Proprietary Know-How, and to provide powder processing, coating application, equipment design and sales, and other services utilizing the Patent Rights  and Proprietary Know-How, limited to the field of wear and corrosion resistant coatings, or any other functional or decorative coating applications.

            Now, therefore, the Parties agree as follows:

1.   DEFINITIONS

            1.1       “Technology” means technical information, Proprietary-Know-How, data and Patent Rights owned or controlled by the Licensor or any Affiliate and relating to the Patent Rights disclosed above or to nanocomposite and cermet coatings in general.

            1.2       “Affiliate” of any person or entity means any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with such first person or entity.

            1.3

            1.4       “Licensed Method(s)” means any method, procedure or process whose use, but for the license granted to the Licensee herein, would constitute an infringement of a subsisting claim  arising from the Patent Rights.

            1.5       “Licensed Product(s)” means any article of manufacture, machine or composition of matter whose manufacture, importation, use, sale, or offer for sale, but for the license granted to the Licensee herein, would constitute an infringement of a subsisting claim arising from the Patent Rights.

Exhibit 10.2

            1.6       “Licensed Service(s)” means the use of Licensed Product(s) or Licensed Method(s) to provide service(s).

            1.7       “Licensed Invention(s)” means any Licensed Product(s) or Licensed Method(s).

            1.8       “Term” is defined in Paragraph 4.1.

2.   GRANT

            2.1       The Licensor grants to the Licensee, subject to Paragraphs 2.4 through 2.7, an exclusive license to make, have made, use, import, export, sell and offer to sell, and have sold Licensed Inventions under the Patent Rights with the right to sublicense to others under the terms of Article 3.

            2.2       The Licensor grants to Licensee, subject to Paragraphs 2.4 through 2.7, an irrevocable, perpetual (solely as it pertains to Proprietary Know-How), world-wide, fully paid, transferable, exclusive license to all Proprietary Know-How, technology, data and other information in the possession or control of Licensor, including all  improvements and developments to the Technology hereafter arising, which are used or useful in connection with the Patent Rights, with the right to sublicense the same under the terms of Article 3.  In addition, Licensor grants to Licensee, subject to Paragraphs 2.4 and 2.5 an irrevocable, perpetual (solely as it pertains to Proprietary Know-How), world-wide, fully paid, transferable, exclusive license to make, have made, use, import, export, sell and offer to sell, and have sold, for any purpose not prohibited under the Contract, all improvements and developments, to the Technology hereafter arising, with the right to sublicense the same under the terms of Article 3.  Licensor shall not enter into any agreement (including, without limitation, any sublicense) related to any such improvement or development with any person or entity which could be considered a competitor to Licensee, as determined by Licensee.

            2.3       Licensor hereby grants to Licensee the first right to negotiate an exclusive license for any improvement or development to the Technology made by Licensor or any Affiliate thereof.  The Licensor and the Licensee shall negotiate the terms of such exclusive license in good faith for a period of 90 days after Licensee’s receipt of written notice of any such improvement or development.  If, following the expiration of such 90-day period, the parties shall not have entered into such an exclusive license, Licensor shall not thereafter enter into any agreement (including, without limitation, any sublicense) related to any such improvement or development with any person or entity which could be considered a competitor to Licensee, as determined by Licensee.  With regard to any improvements or developments made exclusively by Licensee of any Affiliate thereof, Licensee shall own all title and right to such improvements or developments subject to Paragraph 2.5, 2.6, 2.7, and 2.8.  With regard to any improvements or developments that are co-developed by both Licensor and Licensee or any Affiliates thereof, such improvements or developments will be co-owned by both Licensor and Licensee and shall fall under the scope of this license agreement as part of the Patent Rights referred to herein.

            2.4       The license grant in Section 2.1 for U.S. patent number 6,641,918 shall be subject to the pre-existing license of U.S. patent number 6,641,918 to Kennametal.  Rights not expressly granted to the Licensee herein are expressly reserved to the Licensor.

            2.5       The Licensor expressly reserves the right to use the Technology, including the right to make, have made, use and have used Licensed Inventions for any noncommercial purpose, including, but not limited to, Cooperative Research and Development Agreements, Work for Others Agreements, and User Facility Agreements; provided, however, that Licensor shall not enter into any agreement (including, without limitation, any sublicense) with any person or entity which could be considered a competitor to Licensee, as determined by Licensee.

            2.6       Conversion of the exclusive license to a non-exclusive license will occur should one of the following conditions be met:  (1) substantially all of Licensee’s (MesoCoat) manufacturing ceases to occur in the United States; or (2) Licensee (MesoCoat) files for bankruptcy.

            2.7       The Licensee will make available to the Licensor and hereby grants an irrevocable, paid-up, royalty-free, nonexclusive license to the Licensor to make, have made, use, and have used for any non-commercial purpose permitted under the Contract any improvements or developments to the Technology made by the Licensee; provided, however, that Licensor shall not enter into any agreement related to such improvements or developments (including, without limitation, any sublicense) with any person or entity without the prior written consent of Licensee.

            2.8       Not less than twice a year, each party shall disclose to the other, under appropriate confidentiality arrangements, any applicable improvements and developments subject to this Section 2.

2.9       For a period of two years commencing July 1, 2008, extendable indefinitely by mutual agreement, Licensee shall purchase all consumable powders from Licensor at a mutually agreeable price (and quality specification).  Powders shall be produced to an agreed upon specification and quality plan.

2.10     After July 1, 2010, for a period of at least an additional three years, and mutually extendable beyond then, Licensee shall purchase the first 100,000 lbs of consumable powders in each such calendar year from Licensor with the same or similar terms as 2.9.  After fulfilling this initial requirement, Licensee is free to subcontract, internally manufacture, or have manufactured at Licensor additional consumable powders for sale, resale, distribution, or internal use.  Powders shall conform to an agreed upon specification and quality plan, and delivery terms shall be typically six to eight weeks after receipt of order.

2.11     Licensor shall provide technology transition and maintenance, installation, and facility support services to Licensee, on a cost-reimbursement basis, for a period of at least two years, extendable by mutual agreement.  Indirect labor support including equipment maintenance and installation staff, administrative/marketing staff, and facilities support, shall be provided on a cost-reimbursement basis, burdened only with agreed fringe benefits. Engineering and technical support shall be burdened with then-current DCAA approved rates as required by DCAA guidelines.  All support will be performed to an estimate provided to Licensee in advance, and work shall be of acceptable quality to Licensee.

2.12     Licensor shall provide Licensee with technology transition services in the form of technical writing, accounting, and executive management services, at no cost to Licensee, for up to 300 hours each for technical writing and accounting/data entry support, and up to 2000 hours of executive management support for a transition period of two years commencing July 1, 2008.

2.13     Licensee shall have the right, but not the obligation, to occupy, install and operate equipment including an HVOF gun system, grinding, finishing machines, IR fusion, and other coating equipment in compliance with all local and national laws and regulations, in up to 2500 sq ft of laboratory and office space, in the Licensor’s  R&D building.  Licensee shall be provided utilities hook-ups, electrical power, light, natural gas, and HVAC.  Licensee shall be responsible for the cost of all leasehold improvements, modifications, and other expenses associated with the installation and removal at the end of occupancy, of any Licensee equipment. It is mutually agreed that no fixed amount of space or utilities can be calculated at the current time, and it is agreed that for a  period of 24 months commencing July 1, 2008, a fair market value for the space and utilities provided by Licensor is $200/month, which will be paid by Licensee to Licensor.   At the conclusion of the 24 month initial period, Licensee shall have the option to continue leasing space on a fair market value basis for the space and utilities and common area fees determined in mutual agreement with Licensor.

2.14:  Licensor transfers to Licensee complete and total ownership of the equipment listed in appendix A as permitted by law under Small Business Innovation Research (“SBIR”) or other government regulations.

3.   SUBLICENSES

            3.1       The Licensor also grants to the Licensee, so long as it retains rights under this License Agreement, the right to issue sublicenses under the rights and licenses granted to Licensee in Article 2 (Grant).  For the avoidance of doubt, Affiliates shall have no licenses under the Patent Rights unless such Affiliates are granted a sublicense.

            3.2       Termination of this License Agreement by the Licensee automatically operates as an assignment by the Licensee to the Licensor of all Licensee’s right, title and interest in and to each sublicense granted by the Licensee.  If this License Agreement is terminated by either Party, any sublicensee(s) not in default of the terms and conditions of its sublicense agreement with the Licensee must make a written election to the Licensor to continue such sublicense agreement as a license agreement with the Licensor.  The Licensee will give its sublicensee(s) written notice of any notice of termination of this License Agreement by Licensor promptly following Licensee’s receipt thereof.  Sublicensee(s) must make such written election to the Licensor within thirty (30) days thereafter.  The Licensor’s obligations to a sublicensee under any assigned sublicense shall be no greater than Licensor’s obligations to Licensee under this License Agreement.

4.   TERM OF THE LICENSE AGREEMENT

            4.1       This License Agreement is in full force and effect from the effective date and remains in effect (1) for the Patent Rights on a county-by-country basis until the expiration of the last to expire of the patents included within the Patent Rights unless sooner terminated by operation of law or by acts of either of the Parties in accordance with the terms of this License Agreement and (2) in perpetuity for the Proprietary-Know-How (“Term”).

            4.2       Licensee is, at the time of license issue, a wholly owned subsidiary of the Licensor, with all capital stock owned by Licensor.  Licensee is authorized to raise additional capital through stock sales, debt, or other financing method which may dilute Licensor’s ownership, subject to the restrictions of 4.3 and 4.4.

.

4.3   Licensor shall be entitled to a number of board seats proportional to its ownership interest in Licensee, but in no case less than two board seats.

4.4       Restrictions.

(a)  At any time when more than 20% of the outstanding shares of common stock are owned by the Licensor, except where the vote of the holders of a greater number of shares of the Licnesee is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without first obtaining the affirmative vote or written consent of the holders of at least 67% of the then outstanding shares of common Stock, the Licensee will not:

(i)  effect any liquidation, dissolution or winding up of, or any consolidation, merger or other similar combination involving, the Corporation or any of its subsidiaries.

(ii)  sell, abandon, transfer, assign, lease or otherwise dispose of all or substantially all of the assets or business of the Corporation or any of its subsidiaries or sell or license, other than on a non-exclusive basis in the ordinary course of business, a substantial portion of the Corporation's technology or intellectual property rights,

(iii) change the current size of the Corporation's Board of Directors;

(iv)  create, authorize, or issue, or obligate the Corporation to issue, shares of any class or series of stock having any rights, preferences or privileges superior to or on a parity with the Common Stock or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any rights, preferences or privileges superior to or on a parity with the Common Stock; or reclassify any outstanding shares into shares having any rights, preferences or privileges superior to or on a parity with the Common Stock;

(v)  change or alter the scope of the Corporation's business activities or strategies;

(vi)  amend, alter, waive or repeal its Certificate of Incorporation or Bylaws;

(vii)  amend or alter the rights, preferences or privileges of the Common Stock; or

(ix)  take any other action as to which the Nevada General Corporation Law requires the vote or consent of at least a majority of the holders of each class or each affected class of the Corporation's capital stock voting or consenting as a separate class.

4.5       Inspection.  The Licensee shall permit the Licensor to visit and inspect the properties of the Company, to examine its corporate and financial records and make copies thereof and to discuss its affairs, finances, and accounts with its officers, at such reasonable times and upon such reasonable notice as it may reasonably request.  The rights set forth in this section shall be exercised solely in furtherance of the proper interests of the Licensor as an investor in the licensee, and the Licensor agrees to maintain the confidentiality of all financial and other confidential information of the Company disclosed to it.

4.6       Licensor shall invoice Licensee monthly for all agreed and chargable costs.  Licensee will promptly reimburse Licensor for all chargable services requested and approved within 30 days of receipt of a valid invoice for such services.

5.   PATENT PROSECUTION, MAINTENANCE AND DISCLAIMER

            5.1       The Licensor will prosecute U.S. patent and Patent Cooperation Treaty (PCT) applications identified above, and all future related Patent Rights, in the U.S. Patent and Trademark Office (USPTO), and will maintain U.S. patents identified above using counsel of its choice.  The Licensor will provide the Licensee, upon the Licensee’s written request, with copies of all USPTO office actions, correspondence, and other relevant documentation relating to any such patent prosecution and will in good faith incorporate Licensee’s suggestions regarding any such prosecution or related matter.  The Licensee will hold such documentation in confidence in the same manner as if it were the Licensee’s financial or business information or trade secrets.

            5.2       The Licensor shall amend U.S. patent applications to include reasonable claims requested by the Licensee if such claims are required to protect or expand any commercial application of any Licensed Invention.

            5.3       The Licensee understands and agrees that the prosecution of patent applications is uncertain and that certain claims therein may not be allowed or may receive narrower breadth of scope than when originally filed and that patent applications may not issue as a U.S. patent.  Therefore, the Licensor provides no representation or warranty that any of the patent applications identified above, or any future patent applications on the Technology, will issue as a U.S. patent or that the scope of claims coverage of any resulting patent issuing thereon will have the same scope of claims coverage as when filed by the Licensor or when reviewed by the Licensee.

            5.4       The Licensor agrees to provide written notification at least 90 days in advance to the Licensee if the Licensor intends to abandon or terminate prosecution of any of the U.S. or foreign patent applications identified above, or any future related patent applications relating to the above-identified Technology.  Acceptance by the Licensor of allowed claims in any of the U.S. or foreign patent applications and allowing U.S. or foreign patent applications to proceed to issuance with these claims, or abandonment of any related U.S. or foreign patent applications will be at the sole discretion of the Licensor.  If the Licensor elects to abandon or terminate prosecution of any U.S. or Foreign Patent Right for a reason other than to accept allowed claims, the Licensee may elect in writing to assume responsibility for such prosecution in its own name at its own expense, and Licensor will cooperate to assign and transfer all its right, title, and interest in such Patent Rights to Licensee.

            5.5       Subject to Section 5.4, the costs associated with the prosecution and other protection for the Patent Rights will be borne by the Licensor.

6.   WARRANTY AND DISCLAIMER

            6.1       The Licensor warrants that it is the lawful owner of the Technology.  Licensor has not received any written notice of any pending or threatened claim that challenges the rights of the Licensor in respect of, or the scope of, any of the Technology or is otherwise adverse to the use of any of the Technology or asserts that the use of the Technology is or was infringing or otherwise in violation of any intellectual property of any person or entity.  To the knowledge of Licensor there is no threatened claim asserting that the use of the Technology infringes upon or otherwise conflicts with the intellectual property of any person

            6.2       EXCEPT AS SET FORTH IN SECTION 6.1, THE TECHNOLOGY IS PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.  NEITHER THE LICENSOR NOR THE U. S. GOVERNMENT MAKES ANY REPRESENTATION OR WARRANTY THAT THE LICENSED INVENTIONS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.  IN NO EVENT WILL THE LICENSOR OR THE U. S. GOVERNMENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF LICENSED INVENTIONS.

            6.3       Nothing in this License Agreement will be construed as:

a.      a warranty or representation by the Licensor or the U. S. Government as to the validity or scope of the Patent Rights;

b.      an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Article 7; or

c.      conferring by implication, estoppel, or otherwise any license or rights under any patents of the Licensor other than the Patent Rights.

7.   INFRINGEMENT

            7.1       If the Licensee learns of the infringement of any Patent Right, the Licensee will notify the Licensor in writing and will provide the Licensor with reasonable evidence of such infringement.  Subject to the other terms of this License Agreement, the Licensee will not notify a third party of the infringement of any Patent Rights without first obtaining consent of the Licensor, which consent will not be unreasonably withheld.  The Parties will use their best efforts in cooperation with each other to terminate such infringement without litigation.

            7.2       If the Licensee desires that Patent Rights be enforced against an infringement, the Licensee may request permission from the Licensor to file suit against the parties causing the infringement or may request that the Licensor take legal action against the infringement.  Such request must be made in writing to the Licensee.  If the infringing activity has not been abated within ninety (90) days following the receipt of such request, the Licensor will have the right to elect to:

a.  commence suit on its own account;

b.  commence suit jointly with the Licensee; or

c.  refuse to participate in such suit

The Licensor will give notice of its election in writing to the Licensee by the end of the 30th day after receiving such request from the Licensee.  The Licensee may thereafter bring suit for patent infringement if and only if the Licensor elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee has exclusive rights under this License Agreement.  In the event, however, the Licensee elects to bring suit in accordance with this Paragraph, the Licensor may thereafter join such suit at its own expense.  Similarly, if Licensor elects to bring suit in accordance with this Paragraph, Licensee may thereafter join such suit at its own expense.  Both parties agree to be bound by the outcome of a suit for patent infringement through the pendency of such a suit under this Paragraph.

            7.3       Any legal action under this Article will be at the expense of the Party initiating the legal action.  The Licensee will bear all expenses of any action brought by the Licensee under this Article, including attorney fees and costs of both Parties in the defense of any declaratory judgment actions or counter-claims brought by the infringing party(ies), but Licensee shall not be responsible for any legal expenses incurred without its prior written consent, not to be unreasonably withheld.  If legal action is brought by the Licensee, the Licensee is entitled to keep all of the damages recovered, if any, during such legal action.  Legal action brought jointly by the Licensor and the Licensee and fully participated in by both will be at the joint expense of the Parties and all recoveries will be shared jointly by them in proportion to the share of expenses paid by each.

            7.4       Each Party will cooperate with the other in proceedings instituted hereunder.  Litigation will be controlled by the Party bringing suit.  The Licensor may be represented by its choice of counsel in any suit brought by the Licensee.

            7.5       Neither Party will settle or compromise any suit without the other Party’s written consent, which will not unreasonably be withheld.

8.   WAIVER

            8.1       No waiver by either Party of any breach or default of any of the covenants or terms of this License Agreement will be deemed a waiver as to any prior, subsequent and/or similar breach or default.

9.   ASSIGNMENT

            9.1       This License Agreement is binding upon and will inure to the benefit of the Licensor and Licensee, and their successors and assigns.

10.   NOTICES

            10.1     Any notice required to be given to either Party will be deemed to have been properly given and to be effective on the date of:

•                     delivery, if delivered in person;

•                     five (5) days after mailing, if mailed by first-class certified mail;

•                     the next business day if mailed by any express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment; or

d.         transmission by facsimile with confirmation of transmission, but on the next business day if confirmation of receipt is after 5:00 p.m. local time.

to the respective addresses given below.

In the case of the Licensor: Powdermet Inc. Building 38 24112 Rockwell Drive Euclid, Ohio, 44117	In the case of the Licensee: MesoCoat Inc. Building 40 24112 Rockwell Drive Euclid, Ohio 44117

11.   FORCE MAJEURE

            11.1     Neither Party is responsible for delay or failure in performance of any of the obligations imposed by this License Agreement if the failure is caused by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, court order or government interference, civil commotion, riot, war, or by any cause of like or unlike nature beyond the control and without fault or negligence of the applicable Party.

12.   DISPUTE RESOLUTION

            12.1     The Parties agree to exert their best efforts to resolve disputes arising from this License Agreement.  If the Parties file to resolve a dispute pursuant to this Article, the Parties agree to resolve that dispute by arbitration conducted in the State of Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect.  The arbitration shall, to the extent permitted by the rules of the AAA then in effect, be conducted on an expedited basis.  The arbitration panel shall consist of three neutral arbitrators appointed by the AAA.  All costs of the arbitration, including, without limitation, the reasonable attorney’s fees and disbursements of the prevailing party, shall be included in any award and shall be borne by the unsuccessful party (or, at the discretion of the arbitrators, may be prorated between the parties in such proportion as the arbitrators deem equitable).  Any award may be confirmed in any court of competent jurisdiction.

13.   PATENT MARKING

            13.1     The Licensee agrees to mark, in accordance with the applicable patent marking statute, all Licensed Products, and their containers, which have been made, used, sold or otherwise transferred to a third party, under the terms of this License Agreement.

14.   GOVERNING LAW

            14.1     THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, excluding any choice of law rules that would direct the application of the laws of another jurisdiction.

15.   SURVIVAL

            15.1     When this License Agreement expires or is terminated in accordance with the terms hereof, the following Articles will survive any expiration or termination:

               Article 1        DEFINITIONS

               Article 3        SUBLICENSES

               Article 5        PATENT PROSECUTION, MAINTENANCE AND DISCLAIMER

               Article 6        WARRANTY AND DISCLAIMER

               Article 15      SURVIVAL

               Article 16      PROTECTION OF PROPRIETARY INFORMATION

16.   PROTECTION OF PROPRIETARY INFORMATION

            16.1     Each Party (“Receiver”) will treat and maintain the other Party’s (“Discloser’s”) proprietary business, patent prosecution, software, engineering drawings, financial, commercial, process and technical information, and other proprietary information, including the negotiated terms of this License Agreement and any progress and royalty reports, and any sublicense agreement issued pursuant to this License Agreement ("Proprietary Information") in confidence using at least the same degree of care as Receiver uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this License Agreement.

            16.2     Receiver may use and disclose Proprietary Information to its employees, agents, consultants, contractors, and, in the case of the Licensee, its subLicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 16.  Notwithstanding anything to the contrary contained in this License Agreement, the Licensor may release this License Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this License Agreement to the inventors and senior administrative officials employed by the Licensor.  If such release is made, the Licensor will require that such terms be kept in confidence in accordance with the provisions of this Article 16.

            16.3     Nothing contained herein will restrict or impair in any way the right of Receiver to use or disclose any Proprietary Information that:

16.3a   Receiver can demonstrate by written records was known to it prior to its disclosure by Discloser;

16.3b   Receiver can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

16.3c   Receiver can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of Discloser;

16.3d   Receiver can demonstrate it has developed independently of the Proprietary Information; or

16.3e   Receiver is required to disclose under applicable law, provided, however, that Receiver shall make all reasonable efforts to notify Discloser of the expected disclosure of Proprietary Information and allow Discloser the opportunity to contest and avoid such disclosure, and further provided that Receiver shall disclose only that portion of such Proprietary Information that it is legally required to disclose.

Receiver may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental requirement or (ii) by law, provided that Receiver uses reasonable efforts to give Discloser sufficient notice of such required disclosure to allow Discloser reasonable opportunity to object to, and to take legal action to prevent such disclosure.  The Licensor also may disclose the existence of this License Agreement and the extent of the grant in Article 2 (Grant) and Article 3 (Sublicenses) to a third party that inquires whether a license to the Patent Rights is available, but the Licensor will not disclose the name of the Licensee, unless Licensee has already made such disclosure publicly.

            16.4     Upon termination of this License Agreement, Receiver will destroy or return any of the Discloser’s Proprietary Information in its possession within fifteen (15) days following the termination of this License Agreement.  Receiver will provide Discloser, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed.  Receiver may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

            16.5     Nothing in this License Agreement will relieve either Party of any obligation under a separate nondisclosure or confidentiality agreement.

17.   MISCELLANEOUS

            17.1     The headings of the several sections of this License Agreement are included for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

            17.2     No amendment or modification of this License Agreement is binding on the Parties unless made in a writing executed by duly authorized representatives of the Parties.

            17.3     This License Agreement, with the attached appendices, contains all of the terms and conditions agreed upon by the Parties relating to the subject matter of the License Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, whether oral or written, respecting that subject matter.

            17.4     In the event any one or more of the provisions of this License Agreement is held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this License Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been part of this License Agreement.

            17.5     This License Agreement has been negotiated and prepared jointly by both Parties and shall not be construed for or against any Party.

            17.6     This License Agreement may be executed in counterparts, including by facsimile or email attachment.

            17.7     The Existing License is hereby terminated and shall hereafter have no further force or effect, and the terms thereof are superseded by the terms hereof in all respects.

IN WITNESS WHEREOF, both the Licensor and the Licensee have executed this License Agreement, in duplicate originals, by their respective officers on the day and year hereinafter written.

POWDERMET, INC.                                                 MESOCOAT, INC.

By: /s/ Andrew Sherman                                              By:  /s/ Andrew Sherman

            Name:  Andrew Sherman                                             Name: Andrew Sherman

            Title:  President                                                            Title:  President

            Date:  July 22, 2008                                                    Date:  July 22, 2008

Exhibit A: COATING AND COATING TEST EQUIPMENT

Metco thermal Spray robot and controller

ASTM G65 rubber wheel abrasion tester

Tabor wear tester

Gardner ball drop tester

Gravelometer

Sliding friction tester

Metco hopper

Metco 5P flame spray gun and cables

Bay equipment powder feeder

Grit blast station

Leroy screw air compressor

4’ paint spray booth

surface profilometer from HGR